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                                                                     EXHIBIT 5.1
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                       OPINION OF HUGHES & LUCE, L.L.P.

                      [HUGHES & LUCE, L.L.P. LETTERHEAD]


                                 June 8, 1998


Wal-Mart Stores, Inc.
702 S.W. 8th Street
Bentonville, Arkansas  72716-8095

Ladies and Gentlemen:

          We have acted as special counsel to Wal-Mart Stores, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (File No. 33-52045) and the Company's Registration Statement on Form S-3 , Registration Statement No. 333-52045 (collectively, the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on April 13, 1994 and May 7, 1998, respectively, under the Securities Act of 1933, as amended (the "Act"), and with respect to the issuance of an aggregate principal amount of $500,000,000 of the 5.85% Puttable Reset Bond PURSsm due June 1, 2018 of the Company (the "Bonds") offered pursuant to that certain Prospectus Supplement dated June 2, 1998 (the "Prospectus Supplement") and filed with the Commission on June 4, 1998 pursuant to Rule 424(b)(2) of the Act, which Prospectus Supplement is part of the combined Prospectus dated June 2, 1998 that form a part of the Registration Statement. TheBonds are issued pursuant to an Indenture, dated April 1, 1991, by and between The First National Bank of Chicago (the "Bank") and the Company, as amended and supplemented by a First Supplemental Indenture, dated September 9, 1992 by and between the Bank and the Company (together, the "Indenture").

          In rendering this opinion, we have examined and relied upon executed originals, counterparts, or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth below. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized, or certified copies.

          Based on the foregoing, we are of the opinion that the Bonds have been duly authorized and are legally issued and constitute the valid and legally binding obligations of the Company.

          This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Bonds under the caption "Validity of the Bonds" in the Prospectus Supplement, which is a part of the Registration Statement. In
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giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

                                 Very truly yours,


                                 /s/ Hughes & Luce, L.L.P.